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                                                                EXHIBIT 10.12




                               STOCK OPTION GRANT


         This Stock Option Grant (the "Grant") is made as of July 27, 1995, by Perot Systems Corporation, a Texas corporation ("PSC"), in favor of James A. Cannavino ("Cannavino").

                                  WITNESSETH:

         WHEREAS, PSC desires to grant Cannavino the right and option to purchase shares of Common Stock, $0.01 par value per share, of PSC ("Common Stock") in accordance with and subject to the terms and conditions of this Grant;

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PSC hereby agrees for the benefit of Cannavino as follows:

         1. Certain Definitions. As used in this Grant, the following terms have the meanings indicated:

                 (a) "After-Tax Cost" of a share of Restricted Stock means the Cost of such share, plus the amount of any taxes incurred by Cannavino in respect of such share, including without limitation any taxes paid under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), or in respect of any dividends on such Restricted Stock or in connection with a gain on the sale of such Restricted Stock.

                 (b)      "Board" means the Board of Directors of PSC.

                 (c) "Cost" of a share of Restricted Stock means the price per share paid by Cannavino to acquire such Restricted Stock plus interest on such amount at the rate of interest applicable to the Purchase Price Note (as defined below) from the date of payment by Cannavino to the date of tender of payment by PSC (or, if earlier, the date that Cannavino sells such Restricted Stock), minus the amount or fair market value, as applicable, of any dividends or distributions paid in respect of such Restricted Stock prior to the date of disposition.

                 (d) "Effective Date" means the date on which Cannavino commences his employment with PSC pursuant to the Employment Agreement.

                 (e) "Employment Agreement" means an employment agreement between PSC and Cannavino substantially in the form of Exhibit A hereto.

                 (f) "Expiration Date" means the earlier of (i) the fifteenth anniversary of the Effective Date, unless the Restricted Stock is Publicly Traded on that date, and Cannavino is terminated for Cause (as defined in the Employment Agreement) or resigns for other than Good Reason (as defined in the Employment Agreement) in which case it will mean the twelfth anniversary of the Effective Date or
         (ii) if Cannavino ceases to be an employee of PSC for any reason and on such date the Restricted Stock is Publicly Traded, the date five years after the last Vesting Date, but if on the date of termination the Restricted Stock is Publicly Traded, and Cannavino is terminated for Cause or other than for Good Reasons, the date two years after the


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         last Vesting Date.  Notwithstanding anything else in this paragraph
         (f), the Expiration Date shall never occur less than one year after the Restricted Stock is first Publicly Traded.

                 (g) "Market Value" of a share of Restricted Stock on a given date (prior to the time the Restricted Stock is Publicly Traded) means the fair market value of such Restricted Stock, as determined in good faith by the Board as of the most recent Valuation Date on or before such date.

                 (h) "Option" means the right and option to purchase Restricted Stock evidenced by this Grant.

                 (i) "Publicly Traded" means the Restricted Stock has been listed on a registered national securities exchange or approved for quotation in the National Association of Securities Dealers Automated Quotation ("Nasdaq") system.

                 (j) "Put Value" of a share of Restricted Stock on a given date (prior to the time the Restricted Stock is Publicly Traded) means the fair market value of such Restricted Stock, without discount for minority interest or illiquidity, as agreed between PSC and Cannavino or, if no such agreement can be reached within 20 days, as determined by an independent appraiser (the costs of which will be paid by PSC) selected jointly by PSC and Cannavino. If an independent appraisal is necessary, PSC and Cannavino will negotiate in good faith to agree on the appraiser within 30 days. If they cannot agree, the appraiser will be selected by an independent arbitrator selected pursuant to the rules of the American Arbitration Association. The appraiser will make its determination within 60 days after selection.

                 (k) "Restricted Stock" means any Common Stock purchased upon the exercise of this Option, together with any successor security, property or cash issued or distributed by PSC or any successor entity, whether by way of merger, consolidation, share exchange, reorganization, liquidation, recapitalization or otherwise.

                 (l) "Transfer" or "transfer" or derivations thereof include any sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

                 (m) "Unvested Stock" means all shares of Restricted Stock other than Vested Stock.

                 (n) "Valuation Date" means each June 30 and December 31 of every year, and any other date as of which the Board determines the Market Value of Restricted Stock.

                 (o) "Vested Stock" means those shares of Restricted Stock that have vested to Cannavino or Cannavino's estate pursuant to
         Section 3.

                 (p) "Vesting Date" means each date upon which shares of Restricted Stock vest to Cannavino or Cannavino's estate pursuant to this Grant, as set forth in Exhibit B hereto.

                 (q) "Vesting Period" means the period of time commencing on the date of this Grant and ending on the last date on which Restricted Stock vests hereunder.





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         2.      Grant of Option; Exercise.

                 (a) Subject to the terms, conditions and restrictions set forth in this Grant, PSC hereby grants to Cannavino the option to purchase from PSC 1,000,000 shares of Common Stock, at an exercise price of $2.00 per share. PSC is granting the Option hereunder in consideration for Cannavino's agreement not to commence permanent, full-time employment with any other company before January 1, 1996.

                 (b) Subject to the terms, conditions and restrictions set forth in this Grant, Cannavino may exercise the Option at any time after the Effective Date and prior to the Expiration Date. If Cannavino does not accept employment with PSC pursuant to the Employment Agreement by December 31, 1995, then the Option will be canceled and have no further effect.

                 (c) To the extent that Cannavino exercises the Option, in whole or in part, on or prior to December 31, 1995, the exercise price may be paid 30% in cash and 70% by delivery from Cannavino to PSC of a secured promissory note substantially in the form of Exhibit C hereto (the "Purchase Price Note"), which will be secured by a pledge of this Option and any Restricted Stock acquired hereunder pursuant to a pledge agreement substantially in the form of Exhibit F hereto (the "Pledge Agreement"). To the extent that Cannavino exercises the Option, in whole or in part, after December 31, 1995, the full exercise price payable upon each exercise must be paid by Cannavino to PSC at the time of exercise.

         3. Vesting of Restricted Stock. The Restricted Stock issuable upon exercise of the Option will vest in Cannavino in accordance with the Vesting Schedule set forth on Exhibit B hereto, but only for so long as Cannavino is an employee of PSC, except as follows:

                 (a) If Cannavino's employment with PSC is terminated (i) by PSC without Cause, including termination due to Cannavino's physical or mental illness or death, or (ii) by Cannavino with Good Reason, then (A) the Restricted Stock scheduled to vest on each Vesting Date to and including the Vesting Date in 1998 will vest on such Vesting Dates (to the extent not previously vested) notwithstanding such termination and (B) if such termination occurs after the Vesting Date in 1998, the Restricted Stock scheduled to vest on the next Vesting Date after such termination (if any) will vest on such Vesting Date notwithstanding such termination. Notwithstanding the foregoing, if vesting is accelerated under Section 3(b), then
         Section 3(b) (and not this paragraph) will apply through the last Vesting Date for which vesting is accelerated under Section 3(b) and, thereafter, this paragraph will again apply.

                 (b) If a Change in Control (as defined in the Employment Agreement) occurs while Cannavino is employed by PSC, or if Cannavino's employment with PSC is terminated prior to but in connection with a Change in Control, then (A) the Restricted Stock scheduled to vest on each Vesting Date to and including the Vesting Date in 2000 will vest immediately upon such Change in Control (to the extent not previously vested) and (B) if the Change in Control occurs after the Vesting Date in 1999, the Restricted Stock scheduled to vest on the next two Vesting Dates after such termination (if any) will vest immediately upon such Change in Control. If the vesting scheduled to occur on one or more Vesting Dates is accelerated pursuant to this paragraph, then the remaining Vesting Dates, which are not accelerated, will remain unchanged, with the result that no vesting will occur during the years for which vesting was accelerated.





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                 (c)      If Cannavino is employed by PSC pursuant to the
         Employment Agreement by December 31, 1995, but his employment with PSC is terminated prior to the Vesting Date in 1996 (i) by PSC with Cause or (ii) by Cannavino without Good Reason, then the Restricted Stock scheduled to vest on the Vesting Date in 1996 will vest on such Vesting Date notwithstanding such termination.

         4. Restrictions on Transfer. The following restrictions on transfer apply unless PSC otherwise agrees in writing:

                 (a) The Option may not be sold or otherwise transferred, except by will or the laws of descent and distribution. If the Option is transferred by will or the laws of descent and distribution, the transferee will hold the Option and any Restricted Stock acquired upon exercise of the Option subject to all of the vesting provisions, transfer restrictions, repurchase options and other provisions of this Grant and the Pledge Agreement, in each case as if such Option or Restricted Stock continued to be held by Cannavino. Without limiting the generality of the foregoing, a transferee under this paragraph will hold the Option and any Restricted Stock subject to PSC's repurchase options and other rights under Section 5, Section 6 and paragraphs (b), (c) and (d) of Section 7 and PSC's rights of offset under Section 13.

                 (b) Shares of Unvested Stock may not be sold or otherwise transferred.

                 (c) One-half of the total number of shares of Vested Stock that vest on a particular Vesting Date may not be sold or otherwise transferred for two years after such Vesting Date; provided that such restriction on transfer will not apply (i) if Cannavino sells Vested Stock and applies the proceeds of such sale, less any federal income taxes incurred by Cannavino as a result of such sale, to prepayment of the Notes (as defined in Section 12), or (ii) if Cannavino's employment with PSC terminates for any reason.

                 (d) Shares of Vested Stock may not be sold or otherwise transferred prior to the Restricted Stock being Publicly Traded unless the holder has given PSC any notice required under Section 5 and PSC has waived in writing any right it has to buy back the shares under
         Section 5.

                 (e) Notwithstanding the foregoing restrictions on transfer, Cannavino may transfer, while he is alive or as a distribution upon his death, all or a portion of the Restricted Stock to a maximum of two transferees, but only if each transferee is Cannavino's spouse, descendant or a trust for their benefit. Any such transfer must be effected pursuant to documentation reasonably acceptable in form and substance to PSC, and such documentation must provide that the Restricted Stock transferred remains subject to all of the vesting provisions, transfer restrictions, repurchase options and other provisions of this Grant and the Pledge Agreement, in each case as if such Restricted Stock continued to be held by Cannavino. Without limiting the generality of the foregoing, a transferee under this paragraph will hold the Restricted Stock subject to PSC's repurchase options and other rights under Section 5, Section 6 and
         Section 7 and PSC's rights of offset under Section 13.

         PSC is not obligated to recognize any purported sale or other transfer of the Option or any Restricted Stock in violation of this Section 4 and, unless it elects to do otherwise, may treat any such purported sale or transfer as null, void and of no effect.





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         5.      First Option to Buy Restricted Stock.  At any time before the
Restricted Stock is Publicly Traded, if Cannavino desires or is obligated to sell or otherwise transfer any Vested Stock (including any distribution to heirs or other beneficiaries of Cannavino's estate, but excluding any transfer pursuant to Section 4(e) or Section 9), Cannavino is required to give PSC written notice of the proposed sale or transfer, including notice of the proposed purchaser or transferee, and, for a period of 30 days after receipt of such notice, PSC will have the right to buy back such Restricted Stock for cash at a purchase price equal to its Market Value.

         6. Option to Buy Unvested Stock. If Cannavino's employment with PSC is terminated for any reason during the Vesting Period, then (a) the Option will be immediately canceled with respect to any shares of Unvested Stock, except for Unvested Stock that will vest at or following such termination pursuant to Section 3, and (b) PSC will be entitled, by notice to Cannavino within 150 days after such termination, to require Cannavino to sell to PSC all or any part of the Unvested Stock then held by Cannavino, except for any Unvested Stock that will vest at or following such termination pursuant to
Section 3.  The purchase price applicable to PSC's purchase option under clause
(b) above will be (i) the After-Tax Cost of such Unvested Stock, if Cannavino's employment with PSC is terminated by PSC without Cause or by Cannavino with Good Reason, or (ii) the Cost of such Unvested Stock, if Cannavino's employment with PSC is terminated by PSC with Cause or by Cannavino without Good Reason.

         7. Competition. If, following Cannavino's employment by PSC pursuant to the Employment Agreement, Cannavino breaches Section 4 of the Employment Agreement and such breach is not cured in accordance with the notice and cure provisions of Section 5 of the Employment Agreement (either because Cannavino fails to give notice of the action constituting a breach within the time period specified therein or because he fails to effect the cure required thereunder within the specified time period), then PSC will have the right, for 150 days after PSC discovers such breach, to

                 (a)      cancel any unexercised portion of the Option;

                 (b) cancel any remaining vesting that has not yet occurred, but is scheduled to occur in the future under Section 3;

                 (c) require Cannavino to sell to PSC all or any part of the Restricted Stock then owned by Cannavino at a purchase price equal to its After-Tax Cost; and

                 (d) if any shares of Restricted Stock have been sold or otherwise transferred by Cannavino (including any shares sold to PSC but excluding any shares transferred under Section 4(e) or acquired by a transferee under Section 4(a), which shares will be held subject to this paragraph) prior to such time, require Cannavino to pay to PSC, with respect to each share of Restricted Stock not then held by Cannavino, an amount in cash equal to the value of the consideration received by Cannavino for such share or, if such share was not transferred in a bona fide arm's length sale, the greater of the value of such consideration or the Market Value of such share on the date of such transfer, less (in either case) the After-Tax Cost of such share;

provided that (i) the total number of shares of Restricted Stock as to which the Option is canceled pursuant to clause (a) that are vested on the date of cancellation or would vest subsequent to such date pursuant to Section 3, plus
(ii) the total number of shares of Restricted Stock as to which future vesting is canceled pursuant to clause (b), plus (iii) the total number of shares of Restricted Stock that are repurchased by PSC pursuant to clause (c), plus (iv) the total number of shares of Restricted Stock with





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respect to which Cannavino is required to make the payment described in clause
(d), may not exceed 200,000 shares (as adjusted to reflect any stock split, stock dividend or similar event affecting the total number of shares of Common Stock outstanding). PSC will exercise its remedies under this Section 7 in the order of paragraphs (a) through (d), above, until the 200,000 share limit is reached.

         8. Procedure for Repurchase of Stock. Whenever PSC has a right to buy back shares of Restricted Stock under Section 5, 6 or 7, PSC may exercise its right by notifying Cannavino of PSC's election to exercise its right within the designated exercise period. The giving of such notice will give rise to an obligation on the part of Cannavino to tender to PSC, within 10 days, any previously issued certificate representing shares of Restricted Stock to be bought back, duly endorsed in blank or having a duly executed stock power attached in proper form for transfer. If any such certificate is not tendered within 10 days, PSC may cancel any outstanding certificate representing shares to be bought back. PSC is required to tender the purchase price for shares to be bought back under this Section 8 within 20 days of giving notice of its election to exercise its right to buy back shares. If Cannavino has not complied with an obligation to return a certificate representing shares to be bought back, however, PSC is not required to tender the purchase price until 20 days after the certificate is returned or 20 days after it cancels the certificate, whichever occurs first.

         9. Put Option. If the Restricted Stock is not Publicly Traded by the fifteenth anniversary of the Effective Date (the "Put Date"), then, beginning on the Put Date and ending on the date that the Restricted Stock is Publicly Traded, Cannavino will have the option (the "Put Option") to require PSC to repurchase and exchange Vested Stock at its Put Value, on the terms set forth in this Section 9. but such exercise will be limited to a number of shares of Vested Stock equal to the shares resulting in profits to Cannavino (calculated as the Put Value, less any federal income taxes incurred by Cannavino as a result of such sale or exchange) equal to no more than all the then outstanding principal and interest under the Notes, provided that Cannavino will transfer and exchange such Vested Stock to PSC, at the Put Value, equal to such outstanding principal and interest under the Notes in exchange for cancellation of such principal and interest, and will only receive from PSC cash equal to the amount necessary to pay any federal income taxes incurred by Cannavino as a result of such sale or exchange.

The Put Option may be exercised no more than once. The Put Option may be exercised only by Cannavino with respect to shares of Vested Stock that he owns (or shares that are held by a transferee under Section 4(e) before or after Cannavino's death by the holders of such shares, proportionate to their holdings). Cannavino may exercise the Put Option by notifying PSC of his election to exercise and the number of shares to be sold (up to the maximum as permitted under the Put above), and upon delivery of such notice the parties will determine the Put Value (in accordance with Section 1(j)). The purchase and sale of shares pursuant to the Put Option will occur at a closing to be held 30 days after the determination of the Put Value (or such earlier date as may be mutually agreed). At the closing, Cannavino will deliver to PSC all certificates representing shares of Vested Stock to be sold to PSC, duly endorsed in blank or having a duly executed stock power attached in proper form for transfer, and PSC will cancel the indebtedness exchanged for such shares and deliver the purchase price so much of the Vested Stock as is put to PSC to permit Cannavino to pay any income taxes associated with the Put. Alternatively, if Cannavino so elects in his notice of exercise, he may exercise the Option (subject to the vesting and other provisions of this Grant) at the closing and simultaneously sell Restricted Stock acquired upon exercise to PSC pursuant to the Put Option, in which case PSC may deduct the applicable exercise price from the amount to be paid to Cannavino for such taxes (after deduction for the canceled Notes); provided however in such case the number of shares of Vested Stock which may be exercised by the Put Option shall include shares to also cover the expense of the exercise price.





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Notwithstanding the foregoing, if, prior to the Put Date and prior to the time that the Restricted Stock is Publicly Traded, Cannavino incurs liability for an excise tax under Section 4999 of the Code, without regard to the effect of this
Section 9, then Cannavino may additionally exercise the Put Option (which shares will not be considered with regard to the above Put) beginning on the date that Cannavino incurs such excise tax liability, but such exercise will be limited to a number of shares of Vested Stock equal to the lesser of (a) shares resulting in aggregate net profits to Cannavino (calculated as the Put Value, less Cannavino's tax basis in such shares, less any federal income taxes incurred by Cannavino as a result of such sale, less any portion of the sale proceeds that is required to be applied to the Purchase Price Note) equal to Cannavino's excise tax liability and (b) during any 12 month period, one quarter of the total number of shares that have previously vested.

         10. Defense of Certain Claims. If (a) Cannavino accepts employment pursuant to the Employment Agreement by December 31, 1995, and (b) International Business Machines Corporation ("IBM") asserts a claim against Cannavino, based on his association with PSC prior to the Effective Date, seeking a refund of any profits realized by Cannavino from the exercise during March, April or May of 1995 of stock options granted by IBM, which profits would not be subject to any claim by IBM if Cannavino had no contact with PSC prior to the Effective Date, regardless of any conduct of Cannavino after the Effective Date (a "Covered Claim"), then (i) PSC will pay all reasonable costs associated with contesting the Covered Claim, but only if and for so long as Cannavino's defense against the Covered Claim has merit, as determined in good faith by PSC, and only if PSC consents in advance to the selection of Cannavino's attorneys (which consent will not be unreasonably withheld), and
(ii) PSC will loan to Cannavino any amount that Cannavino is required to pay to his former employer in respect of a Covered Claim (whether pursuant to a judgment or in settlement), up to an aggregate of $2,700,000, pursuant to a promissory note in the form of Exhibit D hereto (the "Covered Claims Note"), which will be secured by the Pledge Agreement. The Covered Claims specifically exclude any claim relating to activities by Cannavino subsequent to his employment by PSC. In the course of defending himself against a Covered Claim, Cannavino may also defend himself against other claims that are based on the same facts as the Covered Claim, in which case Cannavino will be responsible only for those non-incidental costs that would not have been incurred if his defense was limited solely to the Covered Claim (subject to the limitations in clause (i) above). PSC will not be required to advance any funds under the Covered Claims Note after Cannavino's death or after the date on which the Covered Claims Note would be due in accordance with its terms. PSC hereby consents to the selection of Proskauer Rose Goetz & Mendelsohn LLP as Cannavino's attorney (for purposes of clause (i) above) if the fees charged by such firm are reasonable.

         11. General Advance. At the request of Cannavino at any time prior to August 15, 1996, PSC will loan Cannavino up to $1,500,000 pursuant to a promissory note substantially in the form of Exhibit E hereto (the "General Note"), which will be secured by the Pledge Agreement. Such loan will be made in a single advance, and any portion of such loan that is repaid by Cannavino may not be reborrowed. Cannavino may use the proceeds of such loan for any purpose, including without limitation purchasing a house or furnishings for a house or for other personal expenditures. PSC will not be required to advance any funds under the General Note after Cannavino's death or after the date on which the General Note would be due in accordance with its terms.

         12. Tax Matters. PSC agrees to indemnify Cannavino from any liability for federal income taxes that Cannavino may incur as a result of any finding that the interest rate on the Purchase Price Note, the General Note or the Covered Claims Note (collectively, the "Notes"), if any such Notes are issued, is below the minimum interest rate respected for tax purposes under applicable federal law. Such indemnification payments will be "grossed up" as necessary to compensate Cannavino for any additional





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federal income tax liability incurred as a result of such indemnification payments and any "gross up" payment.

         13. Rights of Offset. PSC may, in its discretion, satisfy any payment obligations to Cannavino under this Grant by offset against amounts owing from Cannavino to PSC under any of the Notes, whether or not such amounts are then due and payable under the Notes; provided that PSC must pay in cash
(a) defense costs for Covered Claims to the extent required under Section 10(i), (b) indemnity payments to the extent required under Section 12 and (c) the initial advances required in respect of the Notes. Cannavino may, in his discretion, satisfy any payment obligation to PSC under the Notes by offset against amounts then owing from PSC to Cannavino under this Grant.

         14. Compliance with Securities Laws. Exercise of the Option may, in PSC's discretion, be conditioned upon a representation by the Option holder that he is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and that he is acquiring the Restricted Stock for his own account and not with a view to any resale or distribution thereof. Neither Cannavino nor any subsequent holder of the Restricted Stock may sell or otherwise transfer any Restricted Stock in any way that may result in a violation of any federal or state securities laws or regulations. PSC may require any subsequent purchaser or other transferee of Restricted Stock that cannot be publicly traded to provide PSC, prior to such sale or other transfer, with such representations, commitments and opinions regarding compliance with applicable securities laws and regulations as PSC may deem necessary or advisable. PSC is granting the Option and will offer and sell the Restricted Stock hereunder pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof, and under similar provisions of state securities laws (and not under Rule 701 under the Securities Act).

         15. Stock Certificates; Rights as Shareholder. PSC will retain for safekeeping all certificates representing Unvested Stock and, until all obligations under the Notes have been repaid in full, all other Restricted Stock. Each certificate evidencing Restricted Stock will bear such legends as PSC determines are necessary or appropriate. Whether or not certificates representing shares of Restricted Stock have been issued or delivered, Cannavino will have all the rights of a shareholder of Restricted Stock, including voting, dividend and distribution rights, with respect to shares of Restricted Stock owned by Cannavino, subject to PSC's repurchase rights hereunder. Cannavino will not have any rights as a shareholder with respect to any shares subject to the Option before the date of exercise of the Option with respect to such shares.

         16. Income Tax Withholding. Cannavino shall, upon request by PSC, reimburse PSC for, or PSC may withhold from sums or property otherwise due or payable to Cannavino, any amounts PSC is required to remit to applicable taxing authorities as withholding pursuant to any law or government regulation or ruling. If shares of Restricted Stock are withheld for such purpose, they will be withheld at Market Value. If Cannavino fails to reimburse PSC for any such amount within 30 days after PSC requests reimbursement in writing, PSC has the right to recover that amount by selling or canceling sufficient shares of any Restricted Stock held by Cannavino.

         17. Adjustments. If any change is made in the shares of Common Stock (including without limitation by stock dividend, stock split, merger or consolidation, but not including the issuance of additional shares for consideration or the issuance of restricted stock to employees, consultants or other agents of PSC), the Board will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) that may thereafter be acquired by Cannavino





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upon exercise of the Option and the exercise price applicable thereto as are equitable to preserve the intent and economic effect of this Grant.

         18. Action by PSC. Any election, consent, waiver or other action that may be taken by PSC hereunder will be taken by the Chairman of the Board, unless Cannavino is then serving in such capacity, in which case such action will be taken by the Board.

         19. Notices. Any notice to PSC that is required or permitted by this Grant must be addressed to PSC at its principal office to the attention of the Chairman (unless Cannavino is then the Chairman, in which case to the attention of the Board of Directors), with a copy to the General Counsel. Any notice to Cannavino that is required or permitted by this Grant must be addressed to Cannavino at the most recent address for Cannavino reflected in the appropriate records of PSC, with copies to Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, Attention: Michael S. Sirkin (telecopy: 212-969-2900). Either party may at any time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective. Whenever this Grant requires or permits any notice from one party to another, the notice must be in writing and must be sent by courier, overnight delivery service, facsimile or certified mail, return receipt requested, and such notice will be deemed to be given (a) if sent by courier, on the date actually delivered, (b) if sent by overnight delivery service, one day after being sent, (c) if sent by telecopy, on the date that confirmation of transmission is received by the sender, or (d) if sent by certified mail, on the third business day after being mailed.

         20. Enforcement. This Grant will be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules thereof. PSC will be entitled, in addition to any other remedies it may have at law or in equity, to temporary and permanent injunctive and other equitable relief to enforce the provisions of this Grant. Any action to enforce the provisions of, or otherwise relating to, this Grant may be brought in the appropriate courts in Dallas, Dallas County, Texas, and by accepting the Option Cannavino hereby consents to the personal jurisdiction of such courts in any such action; provided that, at the request of PSC or Cannavino, any claim or dispute arising out of or relating to this Grant or the transactions contemplated hereby, will be resolved without resort to the courts solely through mediation and, if mediation is not successful, through binding arbitration pursuant to the rules of the American Arbitration Association. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. Neither party will be liable to the other for punitive damages for any such claim or dispute.

         21. Entire Agreement. This Grant, the Employment Agreement and the other documents and instruments specifically referenced therein constitute the entire agreement between the parties hereto with respect to the subject matter thereof, and except as expressly set forth therein, there are no agreements or representations, written or oral, express or implied, with respect to such subject matter. No provision of this Grant may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Cannavino and PSC. No waiver by either party hereto of any condition or provision of this Grant to be performed by the other party will be deemed a waiver of any other provisions or conditions at the same or at any prior or subsequent time.

         22. Severability. If any provision of this Grant is held to be invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Grant will not be affected thereby.





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
  IN WITNESS WHEREOF, PSC has executed this Grant as of the date first above written.

                                          PEROT SYSTEMS CORPORATION


                                          By:   /s/ MORTON H. MEYERSON
                                                -------------------------------

                                          Name: MORTON H. MEYERSON
                                                -------------------------------

                                          Title: President and Chief Executive
                                                -------------------------------
                                                 Officer

Exhibits

A.       Employment Agreement
B.       Vesting Schedule
C.       Form of Purchase Price Note
D.       Form of Covered Claims Note
E.       Form of General Note
F.       Form of Pledge Agreement





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